Exhibit 10.3

EXECUTION VERSION

GAS GATHERING AND COMPRESSION AGREEMENT

BY AND BETWEEN

RICE DRILLING B LLC,

AND

RICE MIDSTREAM PARTNERS LP

AND

ALPHA SHALE RESOURCES LP

(solely for the purpose of agreeing to its obligations under Section 2.5)

DATED AS OF

DECEMBER 22, 2014

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Exhibit A	Champion Acreage
Exhibit B	Delivery Points
Exhibit C	Gathering System
Exhibit D	Conflicting Dedications
Exhibit E	Form of Connection Notice
Exhibit F	Memorandum of Agreement

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GAS GATHERING AND COMPRESSION AGREEMENT

This Gas Gathering and Compression Agreement (this “Agreement”), dated as of December 22, 2014 (the “Effective Date”), is by and between RICE DRILLING B LLC, a Delaware limited liability company (“Producer”), and RICE MIDSTREAM PARTNERS LP, a Delaware limited partnership (“Gatherer”). Producer and Gatherer may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A. Producer, directly and through its wholly-owned subsidiary Alpha Shale Resources, LP (“Alpha Shale”), owns Interests and intends to produce Gas from Wells in the Dedication Area.

B. Gatherer has acquired the Gathering System, which gathers Gas from certain Wells of Producer. Gatherer anticipates the expansion of the Gathering System to connect additional Wells of Producer.

C. Producer desires to contract with Gatherer to provide the Services on the Gathering System with respect to Dedicated Gas, including compressing Dedicated Gas at the System Compression Stations, and Gatherer desires to provide the Services to Producer, in each case in accordance with the terms and conditions of this Agreement.

D. Producer has agreed (i) to dedicate and commit Dedicated Gas under this Agreement, (ii) to provide to Gatherer the Development Plans to permit Gatherer to plan and expand the Gathering System to connect additional Wells of Producer, and (iii) to perform certain other obligations under this Agreement, in each case in accordance with the terms and conditions of this Agreement.

E. Gatherer and Producer acknowledge that the dedication and commitment by Producer to Gatherer under this Agreement modifies and supersedes the pre-existing dedication and commitment by Producer to Midstream’s subsidiary Rice Poseidon Midstream LLC pursuant to the Dedication Agreement dated January 29, 2014.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:

Affiliate. Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person. Affiliated shall have the correlative meaning. The term “control” (including its derivatives and similar terms) shall mean possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Notwithstanding the foregoing, any Person shall be deemed to control any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, or if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

Agreement. As defined in the preamble hereof.

Alpha Shale. As defined in Recital A.

Btu. The amount of heat required to raise the temperature of one pound of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 psia.

Business Day. Any calendar Day on which commercial banks in New York City are open for business.

Champion Acreage. The area in Washington County, Pennsylvania, described in Exhibit A.

Completion Deadline. As defined in Section 3.3(f).

Compression Fee. As defined in Section 5.1(a)(ii).

Confidential Information. As defined in Section 18.6(a).

Conflicting Dedication. Any gathering agreement or other commitment or arrangement that would require Dedicated Gas to be gathered and/or compressed on any gathering system other than the Gathering System.

Contract Year. Each of (i) the period from the Effective Date to the last Day of the Month in which the first anniversary of the Effective Date occurs and (ii) each period of twelve (12) Months thereafter.

Connection Notice. As defined in Section 3.3(b).

CPI. As defined in Section 5.1(b).

Cubic Foot. The volume of Gas in one cubic foot of space at a standard pressure and temperature base of 14.73 psia and 60 degrees Fahrenheit, respectively.

Day. A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending at 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day. Daily shall have the correlative meaning.

Dedicated Gas. All Gas that is attributable to any Dedicated Property (including all Gas attributable to third parties that is produced from a Well located on such Dedicated Property) that Producer or a Rice Subsidiary has the right to control and deliver for gathering and that is produced on or after the Effective Date.

Dedicated Properties. All Interests now owned or hereafter acquired by Producer or a Rice Subsidiary and located wholly within the Dedication Area or pooled, unitized or communitized with Interests located wholly within the Dedication Area.

Dedication Area. Washington and Greene Counties, Pennsylvania, but excluding the Champion Acreage.

Delivery Point. Each point at which point Gatherer will redeliver Gas to Producer or for its account, which shall be the point of interconnection of the Gathering System with the facilities of a Downstream Pipeline, including those points more particularly described on Exhibit B.

Delivery Point Gas. A quantity of Gas having a Thermal Content equal to the total Thermal Content of the Dedicated Gas received by Gatherer from Producer at the Receipt Points, less (i) the Thermal Content of Gas used for Fuel, (ii) the Thermal Content of Pipeline Drip recovered from the Gathering System, and (iii) the Thermal Content of Lost and Unaccounted for Gas, in each case, as allocated to Producer in accordance with this Agreement.

Development Plan. As defined in Section 3.2(a).

Downstream Pipeline. Any Gas pipeline or any facilities of any end-user or local distribution company, in each case downstream of the Gathering System, into which Gas is delivered by or for the account of Producer from the Gathering System.

Dth. One dekatherm, i.e., one million (1,000,000) Btus.

Effective Date. As defined in the preamble of this Agreement.

Emissions Charges. As defined in Section 10.4.

FERC. As defined in Section 18.2.

Firm Capacity Gas. Gas that is accorded the highest priority on the Gathering System with respect to capacity allocations, interruptions, or curtailments, specifically including (i) Dedicated Gas produced from Required Connection Wells up to the Maximum Daily Quantity at each Delivery Point and (ii) Gas delivered to the Gathering System from any Person for which Gatherer is contractually obligated to provide the highest priority. Firm Capacity Gas will be the last Gas removed from the relevant part of the Gathering System in the event of an interruption or curtailment and all Firm Capacity Gas, including Dedicated Gas up to the Maximum Daily Quantity at each Delivery Point, will be treated equally in the event an allocation is necessary.

Five Mile Perimeter. As defined in Section 3.1(a).

Force Majeure. As defined in Section 14.2.

Fuel. Gas and electric power used in the operation of the Gathering System, including fuel consumed in System Compressor Stations and dehydration facilities that are part of the Gathering System.

Gallon. One U.S. gallon, which is equal to 231 cubic inches.

Gas. Any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases, that is extracted from beneath the surface of the earth.

Gas Quality Specifications. As defined in Section 10.1.

Gatherer. As defined in the preamble of this Agreement.

Gathering Fee. As defined in Section 5.1(a)(i).

Gathering System. The gathering system described in Exhibit C, together with any additional System Segments constructed after the date hereof, as such gathering system is expanded after the date hereof, including, in each case, to the extent now in existence or constructed or installed in the future, Gas gathering pipelines (including High Pressure gathering pipelines), System Compressor Stations, Gas dehydration facilities, Receipt Points, Delivery Points (including all interconnection facilities), Measurement Facilities, Pipeline Drip handling facilities, pig receiving facilities, rights of way, fee parcels, surface rights, and permits, and all appurtenant facilities.

Gathering System Plan. As defined in Section 3.2(b).

Gross Heating Value. The number of Btus produced by the complete combustion in air, at a constant pressure, of one Cubic Foot of Gas when the products of combustion are cooled to the initial temperature of the Gas and air and all water formed by combustion is condensed to the liquid state.

Governmental Authority. Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

High Pressure. Pipelines gathering or transporting Gas that has been dehydrated and compressed at the System Compressor Stations, including pipelines from the discharge of any System Compressor Station to the relevant Delivery Point.

Ideal Gas Laws. The thermodynamic laws applying to perfect gases.

Imbalance. As defined in Section 9.3.

Index Price. Inside FERC Gas Market Report (Dominion Transmission Inc. Appalachia) as expressed in $/Dth.

Initial Development Plan. The Development Plan provided by Producer to Gatherer and identified as the initial Development Plan.

Interests. Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

Interruptible Gas. Gas that is accorded the lowest priority on the Gathering System with respect to capacity allocations, interruptions, or curtailments. Interruptible Gas will be the first Gas removed from the Gathering System in the event of an interruption or curtailment.

Lost and Unaccounted For Gas. Gas received into the Gathering System that is released or lost through piping, equipment, operations, or measurement losses or inaccuracies or that is vented, flared or lost in connection with the operation of the Gathering System.

Maintenance. As defined in Section 7.2.

Maximum Daily Quantity. As defined in Section 3.4.

Minimum Daily Quantity. As defined in Section 3.4.

Mcf. One thousand (1,000) Cubic Feet.

Measurement Facilities. Any facility or equipment used to measure the volume of Gas, which may include meter tubes, isolation valves, recording devices, communication equipment, buildings and barriers.

Monitoring Services Provider. As defined in Section 11.9(a).

Month. A period commencing at 10:00 a.m., Eastern Standard Time, on the first Day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first Day of the next succeeding calendar month. Monthly shall have the correlative meaning.

Net Sales Price. As defined in Section 6.3.

Parties. As defined in the preamble of this Agreement.

Party. As defined in the preamble of this Agreement.

Person. An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.

Pipeline Drip. That portion of the Gas that condenses in, and is recovered from, the Gathering System as a liquid downstream of each Receipt Point. For the avoidance of doubt, Pipeline Drip does not include wellhead condensate

Planned Well. As defined in Section 3.2(a).

Producer. As defined in the preamble of this Agreement.

Producer’s GHG Emissions. As defined in Section 10.4.

psia. Pounds per square inch, absolute.

psig. Pounds per square inch, gauge.

Receipt Point. The inlet valve at the Measurement Facilities located at or nearby or assigned to a Well Pad where one or more Wells are connected to the Gathering System.

Required Connection Well. As defined in Section 3.1(a).

Rice Subsidiary. Alpha Shale and each other Affiliate of Producer that is a direct or indirect subsidiary of Rice Energy, Inc.

Services. As defined in Section 3.1.

System Compressor Station. As defined in Section 3.5.

System Delivery Point. Each point at which Gatherer redelivers Gas from the Gathering System, including the Delivery Points.

System High Pressure Line. As defined in Section 3.6.

System Receipt Point. Each point where Gas first enters the Gathering System, including the Receipt Points.

System Segment. A physically separate segment of the Gathering System that connects one or more Wells of Producer or a Rice Subsidiary to one or more Delivery Points, including all Gas gathering pipelines (including High Pressure gathering pipelines), System Compressor Stations, Gas dehydration facilities, Receipt Points, Delivery Points, Measurement Facilities, Pipeline Drip handling facilities, rights of way, fee parcels, surface rights, and permits, and all appurtenant facilities.

Target Completion Date. As defined in Section 3.3(b).

Taxes. All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of Gas, or upon the Services, including gathering, transportation, handling, transmission, compression, processing, treating, conditioning, distribution, sale, use, receipt, delivery or redelivery of Gas, including, without limitation, gross receipts taxes, and including all of the foregoing now existing or in the future imposed or promulgated.

Theoretical Volume of Pipeline Drip. As defined in Section 6.3.

Thermal Content. For Gas, the product of (i) a volume of Gas in Cubic Feet and (ii) the Gross Heating Value of such Gas, as expressed in Dth. For Pipeline Drip, the product of the measured volume in Gallons multiplied by the gross heating value per Gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time, stated in Dth; provided, however, that if sufficient data has not been obtained to make such calculation, the Thermal Content of Pipeline Drip shall be deemed to be 0.115 Dth per Gallon.

Third Party Gas. Gas produced by Persons other than Producer or a Rice Subsidiary and not considered Dedicated Gas hereunder.

Transfer. Any sale, assignment, conveyance, or other transfer, including pursuant to an exchange or farmout. Transfers and Transferred have the correlative meanings.

Transferee. Any Person to which a Transfer is made.

Well. A well for the production of hydrocarbons in which Producer or a Rice Subsidiary owns an interest that produces or is intended to produce Dedicated Gas or otherwise is connected or is required to be connected to the Gathering System in accordance with this Agreement.

Well Pad. The surface installation on which one or more Wells are located.

ARTICLE 2

PRODUCER COMMITMENTS

Section 2.1 Producer’s Dedication. Subject to Section 2.2 through Section 2.4 and Section 3.3(e), (a) Producer exclusively dedicates and commits to deliver to Gatherer, as and when produced, all Dedicated Gas and (b) Producer agrees not to deliver, or permit any Rice Subsidiary to deliver, any Dedicated Gas to any other gathering system or compressor station.

Section 2.2 Conflicting Dedications. Producer and each Rice Subsidiary shall have the right to comply with each of the Conflicting Dedications set forth in Exhibit D hereto and any other Conflicting Dedication entered into by a non-Affiliated predecessor-in-interest to Producer or such Rice Subsidiary that is applicable as of the date of acquisition thereof to any Dedicated Property acquired after the Effective Date (but not any entered into in connection with such acquisition); provided, however, that Producer and each Rice Subsidiary shall each have the right to comply with Conflicting Dedications only until the last Day of the Month in which the termination of such Conflicting Dedication occurs and shall not take any voluntary action (including the exercise of any right to extend) to extend the term of such Conflicting Dedication beyond the minimum term provided for in the document evidencing such Conflicting Dedication. Producer represents that, except as set forth in Exhibit D, Dedicated Gas is not as of the Effective Date subject to any Conflicting Dedication. If Dedicated Gas produced from a Well on a Well Pad is subject to a Conflicting Dedication that Producer or such Rice Subsidiary has the right to comply with under this Section 2.2, Producer has the right, in complying with such Conflicting Dedication, to deliver all Dedicated Gas from such Well Pad in accordance with the Conflicting Dedication, even if all Wells on such Well Pad are not subject to such Conflicting Dedication.

Section 2.3 Producer’s Reservations. Producer reserves the following rights with respect to Dedicated Gas for itself and for the operator of the relevant Dedicated Properties: (a) to operate Wells producing Dedicated Gas as a reasonably prudent operator in its sole discretion, including the right, but never the obligation, to drill new Wells, to repair and rework old Wells, to renew or extend, in whole or in part, any Interest covering any of the Dedicated Properties, and to cease production from or abandon any Well or surrender any such Interest, in whole or in part, when no longer deemed by Producer to be capable of producing Gas in paying quantities under normal methods of operation; (b) to use Dedicated Gas for operations (including reservoir pressure maintenance and drilling or hydraulic fracturing fuel); (c) to deliver or furnish to lessors and holders of other existing similar burdens on production such Gas as is required to satisfy the terms of the applicable leases or other applicable instruments; (d) to acquire Wells connected to existing gathering systems and to continue to deliver to such gathering systems Gas produced from such Wells, provided that, to the extent that Gas from such Wells constitutes Dedicated Gas, Producer delivers a Connection Notice to Gatherer with respect to any such Well not later than 30 Days after its acquisition and thereafter delivers Gas to such gathering system only until Gatherer has connected such Well to the Gathering System in accordance with Section 3.3; (e) to pool, communitize, or unitize Producer’s or any Rice Subsidiary’s Interests with respect to Dedicated Gas, provided that the share of Gas produced from such pooled, communitized, or unitized Interests shall be committed and dedicated to this Agreement; and (f) to deliver Dedicated Gas that has been temporarily released from dedication hereunder in accordance with Section 3.3(f)(ii) to such gatherer as it may determine.

Section 2.4 Covenant Running with the Land. The dedication and commitment made by Producer under this Article 2 is a covenant running with the land. Producer shall not, and shall not permit any Rice Subsidiary to, Transfer any or all of its interest in any Dedicated Property unless (1) Producer obtains and delivers to Gatherer a written acknowledgment by the Transferee in favor of Gatherer acknowledging that the Transferred Dedicated Property shall remain subject to this Agreement in all respects and (2) each instrument of conveyance expressly so states. Notwithstanding the foregoing, Producer and each Rice Subsidiary shall be permitted to Transfer any Dedicated Property free of the dedication hereunder and without complying with the requirements of the immediately preceding sentence in a Transfer in which a number of net acres of Dedicated Properties that, when added to the total of net acres of Dedicated Properties theretofore and, where applicable, simultaneously Transferred free of dedication hereunder pursuant to this Section 2.4, does not exceed the aggregate number of net acres of Dedicated Properties acquired by Producer after the Effective Date, including in a transaction in which Dedicated Properties are exchanged for other properties located in the Dedication Area that would be subject to dedication hereunder; provided, however, that any such release of Dedicated Properties from dedication and commitment hereunder shall not include any Dedicated Gas produced from any Well that is located on a Well Pad if other Wells on such Well Pad are or have been connected to the Gathering System (whether producing, shut-in, temporarily abandoned or which has been spud or as to which drilling, completion, reworking or other well operations have commenced) or that is located on a Well Pad if a Connection Notice has previously been delivered by Producer for a Well on such Well Pad. At the request of Gatherer, Producer, Gatherer, and Alpha Shale shall execute and record an amendment to the memorandum of this Agreement previously entered into, as provided in Section 18.16, to reflect additions to the Dedicated Properties.

Section 2.5 Commitment of Alpha Shale; Commitment of Other Rice Subsidiaries. Alpha Shale agrees to be bound by and to comply with each agreement and commitment made by Producer under this Article 2 with respect to Alpha Shale’s Interests in the Dedication Area and all Dedicated Gas produced therefrom. Upon any other Rice Subsidiary acquiring any Interests in the Dedication Area, Producer shall cause such Rice Subsidiary to enter into a joinder to this Agreement (and to any memoranda of this Agreement entered into pursuant to Section 18.16 or Section 2.4) whereby such Rice Subsidiary agrees to be bound by and to comply with each agreement and commitment made by Producer under this Article 2 with respect to such Rice Subsidiary’s Interests in the Dedication Area and all Dedicated Gas produced therefrom.

Section 2.6 Priority of Dedicated Gas. Dedicated Gas tendered at the Receipt Points on any Day up to the Maximum Daily Quantity applicable on such Day shall be Firm Capacity Gas. Dedicated Gas tendered at the Receipt Points on any Day in excess of the Maximum Daily Quantity applicable on such Day shall be Interruptible Gas.

ARTICLE 3

SERVICES; GATHERING SYSTEM EXPANSION AND CONNECTION OF WELLS

Section 3.1 Gatherer Service Commitment. Subject to and in accordance with the terms and conditions of this Agreement, Gatherer commits to providing the following services (collectively, the “Services”) to Producer:

(a) construct and expand the Gathering System to connect to the Gathering System each Well that is producing or will produce Dedicated Gas that (i) has been completed as of the Effective Date, (ii) is included in the Initial Development Plan, or (iii) is within 5 miles of the Gathering System (the “Five Mile Perimeter”) as it exists as of the date of the Connection Notice, subject in each case to the procedures set forth in Section 3.3 (such Wells, and such other Wells that become Required Connection Wells in accordance with Section 3.3, “Required Connection Wells”);

(b) receive, or cause to be received, into the Gathering System, from or for the account of Producer, at each Receipt Point, all Firm Capacity Gas tendered by or on behalf of Producer;

(c) receive, or cause to be received, into the Gathering System, from or for the account of Producer, at each Receipt Point, all Interruptible Gas, to the extent not curtailed in accordance with Section 7.3(a);

(d) compress and dehydrate Gas received from or on behalf of Producer into the Gathering System at the System Compressor Stations in accordance with Section 3.5;

(e) deliver, or cause to be delivered, to or for the account of Producer, at the nominated Delivery Point, Delivery Point Gas allocated to Producer; and

(f) recover Pipeline Drip from the Gathering System and remit net proceeds pro rata to Producer in accordance with Section 6.3.

Section 3.2 Development Plan; Gathering System Plan; Exchange and Review of Information.

(a) The Initial Development Plan describes the planned development, drilling, and production activities relating to the Dedicated Properties through December 31, 2017 (such plan, as updated as hereinafter provided, the “Development Plan”). Following the Effective Date, on or before the last Day of each Month, Producer shall provide Gatherer an updated

Development Plan describing the planned development, drilling, and production activities relating to the Dedicated Properties for the 24-Month period commencing on the date of such updated Development Plan. Each Development Plan will include (i) information as to the Wells that Producer expects will be drilled during such period (each such Well reflected in a Development Plan, a “Planned Well”), information as to each Well Pad expected to be constructed during such period and the approximate locations thereof, and the earliest date on which one or more Planned Wells at each such Well Pad are expected to be completed and turned-to-sales and (ii) good faith and reasonable production forecasts for all Wells connected as of, and estimated to be connected to the Gathering System during the 18-Month period following, the date of such Development Plan (to the extent not previously provided or, if earlier provided, as revised in Producer’s good faith estimation). Producer shall make its representatives available to discuss the Development Plan from time to time with Gatherer and their respective representatives, in order to facilitate advance planning for expansion or improvement of the Gathering System and to address other matters relating to the construction and installation of additions to the Gathering System. Producer may provide updated or amended Development Plans to Gatherer at any time and shall provide its then-current Development Plan to Gatherer from time to time on or prior to the fifth (5th) Business Day after Gatherer’s request therefor.

(b) Gatherer has provided to Producer a Gathering System plan describing and/or depicting the Gathering System, including all pipelines, all Receipt Points and Delivery Points, and all compression and dehydration facilities and other major physical facilities, together with their locations, sizes and other physical specifications, operating parameters, capacities, and other relevant specifications, and together with a schedule for completing the construction and installation of the planned portions thereof, in each case as currently in existence, under construction, or planned (such plan, as updated as hereinafter provided, the “Gathering System Plan”). The Gathering System Plan shall state, for each planned pipeline, the anticipated volume of line pack that will be required in order to place such pipeline into operation. Based on the Development Plans and such other information about the expected development of the Dedicated Properties as shall be provided to Gatherer by or on behalf of Producer, as well as forecast Delivery Point nominations received from Producer from to time, Gatherer shall periodically update the Gathering System Plan. Without limiting the generality of the foregoing, Gatherer shall ensure that the Gathering System Plan reflects all Required Connection Wells included in each Monthly Development Plan not later than 30 Days after such Development Plan is delivered to Gatherer. Gatherer shall make the Gathering System Plan available for inspection by Producer and their respective representatives from time to time and shall make representatives of Gatherer available to discuss the Gathering System Plan from time to time with Producer and their respective representatives. Gatherer shall provide Producer updates not less frequently than monthly on the progress of work on all facilities necessary to connect Required Connection Wells to the Gathering System and to connect the Gathering System to the Delivery Points as set forth in the then-current Gathering System Plan.

(c) The Parties recognize that the plans for the development of the Dedicated Properties set forth in the Development Plans, as well as all information provided by Producer to Gatherer regarding its intentions with respect to the development of the Dedicated Properties, are subject to change and revision at any time at the discretion of Producer, and that such changes may impact the timing, configuration, and scope of the planned activities of Gatherer. The exchange of such information and any changes thereto shall not give rise to any rights or liabilities as among the Parties except as expressly set forth in this Agreement, and Gatherer shall determine at its own risk the time at which it begins to work on and incur costs in connection with particular Gathering System expansion projects, including the acquisition of rights of way, equipment, and materials. Without limiting the generality of the foregoing, Producer has no obligation to Gatherer under this Agreement to develop or produce any hydrocarbons from the Dedicated Properties or to pursue or complete any drilling or development on the Dedicated Properties, whether or not envisioned in the Development Plan.

Section 3.3 Expansion of Gathering System; Connection of Wells; Delivery Points.

(a) Gatherer shall design and develop the Gathering System for the purpose of providing Services as and when needed to support the upstream development of the Required Connection Wells, and Gatherer shall be obligated, at its sole cost and expense, subject to the provisions of this Agreement, to procure, construct, install, own, and operate the Gathering System so as to timely connect the Required Connection Wells to the Gathering System, connect the Gathering System to Delivery Points, and timely commence providing the full scope of Services, with respect to all Dedicated Gas produced from the Required Connection Wells from and after their completion, all in accordance with this Section 3.3; provided, that the foregoing shall not preclude Gatherer from also designing and developing the Gathering System to accommodate Third Party Gas.

(b) Producer shall from time to time give notice, in the form of Exhibit E hereto (or in such form as the Parties shall otherwise agree from time to time), to Gatherer of each Planned Well that Producer intends to drill and complete that will produce Dedicated Gas (a “Connection Notice”). Each Connection Notice shall set forth the target completion date for drilling and completion and turn-to-sales of such Well (the “Target Completion Date”).

(c) On or before the 30th Day after delivery of a Connection Notice for a Planned Well, Gatherer shall, by notice to Producer, (i) (A) acknowledge that the Planned Well covered by such Connection Notice is a Required Connection Well or (B) acknowledge that such Planned Well is not a Required Connection Well but nonetheless commit to connect such Planned Well to the Gathering System and perform the Services in respect of Dedicated Gas produced from such Planned Well for the Gathering Fee defined in Section 5.1(a) or (ii) state that it has determined that such Planned Well is not a Required Connection Well and state the Gathering Fee that it would charge for connecting such Planned Well to the Gathering System and performing the Services in respect of Dedicated Gas produced from such Planned Well.

(d) If Gatherer delivers the notice referred to in Section 3.3(c)(i) with respect to a Connection Notice for a Planned Well, such Planned Well shall be deemed a Required Connection Well. If Gatherer delivers the notice referred to in Section 3.3(c)(ii) with respect to a Connection Notice for a Planned Well, Producer may, by notice to Gatherer, accept Gatherer’s proposed Gathering Fee, in which case such Planned Well shall be deemed a Required Connection Well from and after the date of Producer’s notice, and the Gathering Fee proposed in Gatherer’s notice shall be charged for Dedicated Gas delivered to the Receipt Point at the Well Pad on which such Planned Well is located.

(e) If Gatherer delivers the notice referred to in Section 3.3(c)(ii) with respect to a Connection Notice for a Planned Well, and if Producer desires to have such Planned Well connected to the Gathering System but does not agree to the proposed Gathering Fee stated in such notice, the Parties shall negotiate in good faith for a period not to exceed 30 Days from the date of such notice and use reasonable efforts to reach agreement on a Gathering Fee that would be applicable to the Services performed in respect of Dedicated Gas produced from such Planned Well. If the Parties agree in writing on such Gathering Fee, such Planned Well shall be deemed a Required Connection Well from and after the date of such agreement, and the Gathering Fee agreed by the Parties shall be charged for Dedicated Gas delivered to the Receipt Point at the Well Pad on which such Planned Well is located. If the Parties do not reach agreement within such 30-day period, Producer may, at its option by notice to Gatherer, (i) withdraw the Connection Notice with respect to such Planned Well, in which case such Planned Well, together with the acreage to be drilled the same Well Pad on which such Planned Well is to be located, shall be released from dedication and commitment under this Agreement, and may be connected to such third party gathering system as Producer may determine, or (ii) agree to pay the incremental costs incurred by Gatherer to connect such Planned Well to the Gathering System above the costs that would be incurred by Gatherer to connect such Planned Well if it were located at the point on the Five Mile Perimeter, as of the date of the Connection Notice for such Planned Well, that is nearest such Planned Well, in which case such Planned Well shall become a Required Connection Well from and after the date of Producer’s notice, and the Gathering Fee defined in Section 5.1(a) shall apply to the Services performed in respect of Dedicated Gas produced from such Planned Well.

(f) Gatherer shall cause the necessary facilities to be constructed to connect each Required Connection Well to the Gathering System and to commence the Services with respect to Dedicated Gas produced from such Required Connection Well. Such facilities shall be available to receive Dedicated Gas from such Required Connection Well as soon as reasonably practicable following the Connection Notice with respect to such Well and in any event on or before the later to occur of (1) the Target Completion Date with respect to such Well, (2) the date that is 365 Days after the Connection Notice for such Well, and (3) the date on which such Well is ready for completion (the later of such dates, with respect to such Well, the “Completion Deadline”). Gatherer shall provide Producer notice promptly upon Gatherer’s becoming aware of any reason to believe that it may not be able to connect a Required Connection Well to the Gathering System by the Target Completion Date therefor or to otherwise complete all facilities necessary to provide the full scope of Services with respect to all Dedicated Gas from such Well by the Target Completion Date therefor. If and to the extent Gatherer is delayed in completing and making available such facilities by a Force Majeure event or any action of Producer that is inconsistent with the cooperation requirements of Section 3.9, then the Completion Deadline for such connection shall be extended for a period of time equal to that during which Gatherer’s completion and making available of such facilities was delayed by such events or actions. If such facilities are not completed and made available by the Completion Deadline, as Producer’s sole and exclusive remedies for such delay,

(i) the Dedicated Gas from such Well shall be temporarily released from dedication hereunder until such time as such Well is connected to the Gathering System and the Gathering System is ready to receive Dedicated Gas produced from such Well and to commence the Services with respect thereto; and

(ii) Producer shall have the right to complete the procurement, construction and/or installation of any rights or facilities necessary to connect the relevant Well to the Gathering System, to connect the Gathering System to the relevant Delivery Point, and/or to permit Dedicated Gas from such Required Connection Well to be received into the Gathering System and delivered to the relevant Delivery Point, in which case Gatherer shall pay to Producer an amount equal to 115% of all reasonable costs and expenses incurred by Producer in so procuring, constructing, and/or installing such rights and facilities, and Producer shall convey all such rights and facilities to Gatherer and such rights and facilities shall thereafter be part of the Gathering System.

The remedies set forth in clauses (i) and (ii) above shall be applicable to Wells with Completion Deadlines that are 365 Days or more after the Effective Date.

(g) Producer has as of the date hereof delivered a Connection Notice to Gatherer with respect to certain Required Connection Wells. Such Connection Notice shall be deemed to have been given for each such Required Connection Well 365 Days prior to the Target Completion Date specified for such Well in such notice.

(h) The Gathering Plan shall reflect all Delivery Points and existing or anticipated capacities and anticipated in-service dates. Gatherer shall be obligated, at Gatherer’s cost, to provide connections to the Delivery Points set forth on Exhibit B and expand each Delivery Point in accordance with Section 3.3(h). If Producer specifies that Dedicated Gas is to be delivered to a Delivery Point not described on Exhibit B that is not at such time connected to the Gathering System, Gatherer shall, at Producer’s sole cost, risk, and expense, provide a connection to such Delivery Point. For each such request, Gatherer shall provide Producer with an estimated cost and in-service date, which are subject to change, and all such costs shall remain the sole cost, risk, and expense of the Producer. Producer shall provide at least eighteen (18) Months’ notice prior to its anticipated need for expanded capacity at any Delivery Point listed in Exhibit B or any new Delivery Point not listed in Exhibit B. All such Delivery Points shall be provided with all interconnection facilities and other Delivery Point facilities (including any Measurement Facilities), and with sufficient capacities, necessary to permit Dedicated Gas to be redelivered at such Delivery Point in accordance with this Agreement (with all expansions of capacity at such Delivery Points, including the Delivery Points described on Exhibit B, being at Producer’s sole, cost, risk, and expense). Subject to the foregoing, Gatherer shall connect each Well to the Gathering System such that Gas from such Well can be redelivered to the Delivery Points described in the Development Plan.

Section 3.4 Determination of Maximum Daily Quantity. The “Maximum Daily Quantity” for each System Segment (i) with respect to the initial Contract Year shall be as set forth in Exhibit C and (ii) with respect to each Contract Year thereafter shall be the maximum daily quantity of Dedicated Gas projected to be produced during such Calendar Year, as projected in the Development Plan most recently delivered to Gatherer on the first Day of such Calendar Year, or, if greater, 110% of the average daily quantity of Dedicated Gas actually delivered to the Receipt Points during the last six months of the prior Contract Year. The aggregate Maximum Daily Quantity adjustment each year after the first Contract Year shall be distributed among all existing Delivery Points and new Delivery Points that are anticipated to commence in-service during the Contract Year as mutually agreed upon between the parties.

Gatherer’s Maximum Daily Quantity obligations to Producer for delivery of Gas to any new Delivery Point or expansions of existing and planned Delivery Points during any Contract Year shall not commence until Gatherer has given notice to Producer that the Delivery Point is in-service. Parties shall mutually agree to determine the annual distribution for the following Contract Year thirty (30) Days prior to the end of the current Contract Year. In addition to the Maximum Daily Quantity, Producer shall also be subject to the minimum daily quantity (the “Minimum Daily Quantity”) at each Delivery Point as set forth in Exhibit B. Gatherer shall not be responsible for delivering Producer’s Gas at a volume less than the Minimum Daily Quantity.

Section 3.5 Compression. The Gathering System Plan will describe the centralized compression and dehydration facilities that will be required to compress and dehydrate Dedicated Gas upstream of the Delivery Points or any System High Pressure Line in order for the Gathering System to be operated at a pressure not to exceed 500 psig and water vapor content in accordance with Section 10.1 or, subject to the provisions of this Section 3.5, such lower pressure as may be specified by Producer from time to time and to permit Dedicated Gas to enter such Downstream Pipelines or High Pressure gathering pipelines (“System Compressor Stations”). Gatherer shall install and shall operate and maintain each System Compressor Station. For the avoidance of doubt, Gatherer shall have the right at any time to add additional compressor stations to the Gathering System, and to add compression capacity at any System Compressor Station in addition to the capacity that is reflected in the Gathering System Plan, as it deems necessary or appropriate to provide the Services and such services as it is providing in respect of Third Party Gas. Producer must pay the Compression Fee with respect to all its Gas that is compressed and dehydrated using the System Compressor Stations or any such additional compressor stations or using such additional capacity. Notwithstanding the foregoing, Producer shall not be obligated to pay the Compression Fee for more than one stage of compression unless Producer (i) requests that the operating pressure of the Gathering System or a relevant System Segment be reduced to below 500 psig and (ii) subsequently approves in writing any additional stages of compression that Gatherer determines would be required to achieve the lower pressure requested by Producer. Until such additional stages of compression have been approved by Producer in writing and have been installed and made operational, Gatherer shall not be required to operate the Gathering System at pressure below 500 psig. Prior to installation of any System Compressor Station, Producer shall be solely responsible for dehydration facilities in accordance with Section 10.1.

Section 3.6 High Pressure Services. The Gathering System Plan will describe the High Pressure gathering pipelines that Gatherer determines are necessary or appropriate to connect the Gathering System to the Delivery Points and to redeliver the volumes of Dedicated Gas to be redelivered at such Delivery Points in the most efficient manner (“System High Pressure Lines”). Gatherer shall install each such System High Pressure Line, together with the associated System Compressor Stations, and shall operate and maintain each System High Pressure Line. For the avoidance of doubt, Gatherer shall have the right at any time to add additional High Pressure gathering pipelines to the Gathering System as it deems necessary or appropriate to provide the Services and such services as it is providing in respect of Third Party Gas.

Section 3.7 Gas Removed for Lease Operations. Gatherer shall use commercially reasonable efforts to accommodate, at the cost and expense of Producer, any request by Producer to redeliver to Producer any Gas that has been received into the Gathering System that Producer desires to use in lease operations, including for drilling and hydraulic fracturing fuel. Producer shall be responsible for the construction, ownership, and operation of facilities to transport such Gas from the point of redelivery of such Gas from the Gathering System to the lease sites where such Gas will be used.

Section 3.8 Right of Way and Access. Gatherer is responsible for the acquisition of rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels, and other rights in land right necessary to construct, own, and operate the Gathering System, and all such rights in land shall be solely for use by Gatherer and shall not be shared with Producer, except as otherwise agreed by Gatherer; provided that Producer agrees to grant and/or to cause each Rice Subsidiary to grant, without warranty of title, either express or implied, to the extent that it has the right to do so without the incurrence of material expense, an easement and right of way upon all lands covered by the Dedicated Properties, for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting, and removing all or any portion of the Gathering System, including all pipelines, meters, and other equipment necessary for the performance of this Agreement; provided, further, that the exercise of these rights by Gatherer shall not unreasonably interfere with Producer’s or such Rice Subsidiary’s lease operations or with the rights of owners in fee, and will be subject to Producer’s safety and other reasonable access requirements applicable to Producer’s personnel. Neither Producer nor such Rice Subsidiary shall have a duty to maintain the underlying agreements (such as leases, easements, and surface use agreements) that such grant of easement or right of way to Gatherer is based upon, and such grants of easement or right of way will terminate if Producer or such Rice Subsidiary, as applicable, loses its rights to the property, regardless of the reason for such loss of rights. Notwithstanding the foregoing, (i) Producer will assist Gatherer to secure replacements for such terminated grants of easement or right of way, in a manner consistent with the cooperation requirements of Section 3.9, (ii) to the extent that Producer agrees that Gatherer’s Measurement Facilities may be located on Producer’s Well Pad sites, Producer shall be responsible for obtaining any necessary rights to locate such Measurement Facilities on such Well Pad sites, and (iii) Producer shall use reasonable efforts to involve Gatherer in Producer’s negotiations with the owners of lands covered by the Dedicated Properties so that Producer’s surface use agreements and Gatherer’s rights of way with respect to such lands can be concurrently negotiated and obtained.

Section 3.9 Cooperation. Because of the interrelated nature of the actions of Producer and Gatherer required to obtain the necessary permits and authorizations from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Planned Well and construct the required extensions of the Gathering System to each Planned Well, Producer and Gatherer agree to work together in good faith to obtain such permits, authorizations, consents and rights of way as expeditiously as reasonably practicable, all as provided herein. Producer and Gatherer further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way.

ARTICLE 4

TERM

Section 4.1 Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until the fifteenth (15th) anniversary of the Effective Date and from Month to Month thereafter (with the initial term of this Agreement deemed extended for each of any such additional Month) until such time as this Agreement is terminated, by notice from any Party to the other Parties, effective on the last day of the Month specified in such notice, which notice shall be given not less than 30 days before the effective date of such termination.

ARTICLE 5

FEES AND CONSIDERATION

Section 5.1 Fees.

(a) Subject to the other provisions of this Agreement, Producer shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Services provided by Gatherer during such Month, an amount equal to the sum of the following:

(i) The product of (A) the aggregate quantity of Gas, stated in Dth, received by Gatherer from Producer or for Producer’s account (including Dedicated Gas produced by any Alpha Shale or any other Rice Subsidiary) at each Receipt Point during such Month multiplied by (B) $0.30, or such other Gathering Fee as is determined for a particular Required Connection Well pursuant to Section 3.3(d) or Section 3.3(e) (provided that such fee shall be discounted by fifty percent (50%) for Gas removed from the Gathering System for use as lease operations fuel in accordance with Section 3.7) (as such fee may be increased or decreased in accordance with Section 5.1(b), the “Gathering Fee”); and

(ii) The product of (A) the aggregate volume of Gas, stated in Dth, received from Producer or for Producer’s account (including Dedicated Gas produced by Alpha Shale or any other Rice Subsidiary) and compressed and dehydrated at each System Compressor Station during such Month multiplied by (B) the number of stages of compression installed at such System Compression Station (but, in the case of any second or additional stage of compression, only if such second or additional stage has been approved by Producer in accordance with in Section 3.5) multiplied by (C) $0.07 (as may be increased or decreased in accordance with Section 5.1(b), the “Compression Fee”).

(b) The Gathering Fee and the Compression Fee shall be adjusted up or down on an annual basis in proportion to the percentage change, from the preceding year, in the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, as published by the United States Department of Labor, Bureau of Labor Statistics (“CPI”). Such adjustment shall be made effective upon the first Day of each Contract Year commencing in the Contract Year beginning in 2016, and shall reflect the percentage change in the CPI as it existed for June of the preceding Contract Year from the CPI for the second immediately preceding June; provided, however, that the Gathering Fee and the Compression Fee shall never be less than the initial fees stated in Section 5.1(a); nor shall such fees be increased or decreased by more than 3% in any given Contract Year.

(c) Subject to the other provisions of this Agreement, Producer shall pay Gatherer the actual cost of electricity used as Fuel and allocated to Producer in accordance with Section 6.2.

ARTICLE 6

ALLOCATIONS

Section 6.1 Allocation of Lost and Unaccounted For Gas. Lost and Unaccounted For Gas shall be allocated, on a Monthly basis, among all System Receipt Points on each System Segment pro rata based upon the Thermal Content of all Gas received at all System Receipt Points on such System Segment during such Month. Total Lost and Unaccounted For Gas with respect to each System Segment shall be determined by subtracting from the sum of the total Thermal Content of Gas received at all System Receipt Points on such System Segment during such Month the sum of (i) the Thermal Content of Gas actually delivered to all System Delivery Points on such System Segment during such Month, (ii) the Thermal Content of Pipeline Drip recovered from such System Segment during such Month (other than Pipeline Drip vaporized and reinjected into the Gas stream), and (iii) the Thermal Content of Gas used for Fuel on such System Segment, if any, during such Month. Lost and Unaccounted For Gas shall be allocated, on a Monthly basis, to each Receipt Point based upon a fraction, the numerator of which is the total Thermal Content of Gas measured at such Receipt Point during such Month, and the denominator of which is the total Thermal Content of Gas measured at all System Receipt Points on the System Segment on which such Receipt Point is located during such Month.

Section 6.2 Allocation of Fuel. Gatherer shall allocate Fuel (included Gas used as Fuel and the cost of electricity used as Fuel), on a Monthly basis, to each Receipt Point upstream of a System Compressor Station on a pro rata basis, based upon a fraction, the numerator of which is the total volume of Gas measured at such Receipt Point during such Month, and the denominator of which is the total volume of Gas measured at all System Receipt Points upstream of such System Compressor Station during such Month. Gas consumed for Fuel shall be determined based on actual measurements of Fuel consumption.

Section 6.3 Allocation of Pipeline Drip Recovered from the Gathering System. Gatherer will recover Pipeline Drip from the Gathering System and Gatherer shall be responsible for marketing and/or disposing of Producer’s Pipeline Drip. Gatherer shall remit to Producer for such Pipeline Drip one-hundred percent (100%) of the product of the Net Sales Price multiplied by the volume of Producer’s Pipeline Drip sold by Gatherer, or if the cost of marketing and/or disposing of Producer’s Pipeline Drip exceeds the amount received therefor, then Producer shall pay Gatherer the difference between the cost of marketing and/or disposing of the Pipeline Drip and the Net Sales Price of the Pipeline Drip. Gatherer shall use commercially reasonable efforts to market and sell the Pipeline Drip under the most favorable terms (including price) that Gatherer can obtain, as determined in Gatherer’s commercially reasonable discretion and taking into account all relevant factors and considerations including, without limitation, the reliable operation of the Gathering System and the available markets. As used herein, the “Net Sales Price” of Pipeline Drip attributable to Producer’s Dry Gas shall be the weighted average of the net price per gallon received by Gatherer for the total volume of Pipeline Drip sold at or from the Gathering System during the applicable Month. For purposes of this calculation, the net price per gallon received by Gatherer for Pipeline Drip shall be determined by deducting from the actual gross sales revenue of Pipeline Drip sold at or from the Gathering System during the Month the direct costs of transportation, tank car rentals, taxes (including gross receipts taxes), offsite storage, water disposal, marketing and any other out-of-pocket expenses incurred by Gatherer or its Affiliates from third parties who are not Affiliates of Gatherer (unless such Affiliate expenses are approved by Producer, which approval shall not be unreasonably withheld) prior to or in direct connection with the sale of such Pipeline Drip, and dividing by the volume of Pipeline Drip sold to determine a net price per gallon (FOB or netted back to the Gathering System). Pipeline Drip shall be allocated to each Receipt Point upstream of the applicable Pipeline Drip recovery point by multiplying the volume (expressed in gallons) of Pipeline Drip recovered at the applicable Pipeline Drip recovery point by a fraction, the numerator of which is the Theoretical Volume of Pipeline Drip attributable to such Receipt Point and the denominator of which is the Theoretical Volume of Pipeline Drip for all receipt points upstream of the applicable Pipeline Drip recovery point. “Theoretical Volume of Pipeline Drip” shall be the product of (i) the total volume of Gas (in Mcf) received at each Receipt Point upstream of the applicable Pipeline Drip recovery point during the applicable Month and (ii) the GPM of pentanes and heavier components in such Gas, determined at the relevant Receipt Point. The GPM shall be determined by the Gatherer using the sampling requirements in Article 11 from each Receipt Point. Gatherer shall provide to Producer such allocated GPMs in converted MMBtu for each Month for balancing.

ARTICLE 7

CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES

Section 7.1 Operational Control of Gatherer’s Facilities. Gatherer shall design, construct, own, operate, and maintain the Gathering System at its sole cost and risk. Gatherer shall be entitled to full and complete operational control of its facilities and shall be entitled to schedule deliveries and to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.

Section 7.2 Maintenance. Gatherer shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Gatherer deems necessary (“Maintenance”), with reasonable notice provided to Producer, except in cases of emergency where such notice is impracticable or in cases where the operations of Producer will not be affected. Before the beginning of each calendar year, Gatherer shall provide Producer in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance. On or before the 10th Day before the end of each Month, Gatherer shall provide Producer with its projected maintenance schedule for the following Month.

Section 7.3 Firm Capacity Gas; Capacity Allocations on the Gathering System. Subject to the capacity allocations set forth in this Section 7.3, Gatherer has the right to contract with other Persons for the delivery of Third Party Gas to the Gathering System, including the delivery of Firm Capacity Gas. If the volume of Gas available for delivery into any System

Segment exceeds the capacity of such System Segment at any point relevant to Gatherer’s service to Producer hereunder, then Gatherer shall interrupt or curtail receipts of Gas in accordance with the following:

(a) First, Gatherer shall curtail all Interruptible Gas prior to curtailing Firm Capacity Gas.

(b) Second, if additional curtailments are required beyond Section 7.3(a) above, Gatherer shall curtail Firm Capacity Gas. In the event Gatherer curtails some, but not all, Firm Capacity Gas on a particular Day, Gatherer shall allocate the capacity of the applicable point on the relevant System Segment available to such shippers of Firm Capacity Gas, including Dedicated Gas, on a pro rata basis based upon the average nominations for Firm Capacity Gas for the 14-Day period prior to the curtailments made by Producer and the other shippers on the Gathering System.

Section 7.4 Arrangements After Redelivery. It shall be Producer’s obligation to make any required arrangements with other parties for delivery of Dedicated Gas to the Receipt Points and Delivery Point Gas following delivery by Gatherer at the Delivery Points.

Section 7.5 Line Pack. To the extent that it is necessary, in order for Gatherer to commence operations of new segments of the Gathering System, for Gas to be used as line fill, Producer shall provide such line fill to Gatherer, but not to exceed for any pipeline the volume of such line fill specified for such pipeline in the Gathering Plan.

ARTICLE 8

PRESSURES AT RECEIPT POINTS AND DELIVERY POINTS

Section 8.1 Pressures at Receipt Points. Producer shall deliver or cause to be delivered Gas to each Receipt Point at sufficient pressure to enter the Gathering System against its operating pressure, except that Producer shall not be obligated to deliver Gas at pressures in excess of the maximum allowable operating pressure of the Gathering System at such Receipt Point, as determined by Gatherer in its sole discretion.

Section 8.2 Pressures at Delivery Points. The Gathering System shall be designed for and shall be operated at a pressure sufficient to effect delivery to the relevant Downstream Pipeline.

Section 8.3 Producer Facilities. Producer, at its own expense, shall construct, equip, maintain, and operate all facilities (including separation, line heaters, dehydration and/or compression equipment) necessary to deliver Dedicated Gas to Gatherer at the Receipt Points. Producer shall install and maintain sufficient pressure regulating equipment upstream of the Receipt Points in order to keep the pressure of the Gas delivered to Gatherer at the Receipt Points from exceeding the maximum allowable operating pressure at the applicable Receipt Point, as determined by Gatherer in its sole discretion.

ARTICLE 9

NOMINATION AND BALANCING

Section 9.1 Gatherer Notifications. On or before the fifth (5th) Day prior to the end of each Month, Gatherer shall provide written notice to Producer of Gatherer’s good faith estimate of any capacity allocations or curtailments for any System Segment, if any, that, based on then currently available information, Gatherer anticipates will be required or necessary during the next Month, including as a result of any Maintenance. Gatherer shall use all reasonable efforts to provide 48 hours advance notice of any actual event requiring allocation or curtailment, including Maintenance.

Section 9.2 Nominations. On or before the second (2nd) Day prior to the end of each Month, Producer shall provide to Gatherer nominations for deliveries of Dedicated Gas to the Receipt Points and the delivery of Delivery Point Gas to the specified Delivery Points during the next Month. Producer shall have the right to change such nominations at any time subject to the requirements of the Persons receiving Delivery Point Gas at or downstream of the Delivery Points and subject to changes in wellhead volumes being delivered into the system.

Section 9.3 Balancing. Gatherer will maintain records of any Daily and Monthly variances (“Imbalances”) between the volume of Dedicated Gas received at the Receipt Points and the volumes of Delivery Point Gas, plus Lost and Unaccounted for Gas, Fuel, and Pipeline Drip allocated to Producer. Producer shall make such changes in its nominations as Gatherer may from time to time reasonably request to maintain Daily and Monthly balances or to correct an Imbalance. Producer shall reimburse Gatherer for any cost, penalty, or fee arising from any Imbalance assessed against Gatherer by any Person receiving Dedicated Gas downstream of the Delivery Points, except to the extent such Imbalance was caused by Gatherer. Upon the termination of this Agreement or at such other time as Producer and Gatherer agree, Producer and Gatherer shall cash out any cumulative Imbalance using the applicable Index Price for the prior Month.

ARTICLE 10

QUALITY

Section 10.1 Receipt Point Gas Quality Specifications. Gas delivered by or for the account of Producer to each Receipt Point shall meet the following specifications (collectively, the “Gas Quality Specifications”):

(a) The Gas shall not contain any of the following in excess of: one-quarter (1/4) grain of hydrogen sulfide per hundred (100) Cubic Feet; one (1) grain of total sulfur per hundred (100) Cubic Feet; two one-hundredths of one percent (0.02%) by volume of oxygen; or two percent (2%) by volume of nitrogen.

(b) The total of all non-hydrocarbon gases shall not exceed three percent (3%) by volume.

(c) The temperature of the Gas at the Receipt Point shall not be less than forty (40) degrees Fahrenheit or in excess of one hundred twenty (120) degrees Fahrenheit.

(d) The Gas shall be free of solids, sand, salt, dust, gums, crude oil, and hydrocarbons in the liquid phase, and other objectionable substances which may be injurious to pipelines or which may interfere with the measurement, transmission or commercial utilization of said Gas.

(e) The Gas shall have a Gross Heating Value of less than 1100 Btu per million cubic feet of Gas.

(f) Prior to the installation of a System Compressor Station placing a Receipt Points(s) on suction, each Receipt Point shall have a water vapor content of five (5) pounds per Cubic Foot of Gas.

Except for items (a) through (f) above, such Gas shall meet the most restrictive quality specifications required from time to time by the Downstream Pipelines receiving Delivery Point Gas, except for water vapor content, for which there shall be no specification applicable at the Receipt Points.

Section 10.2 Non-Conforming Gas. If any Gas delivered by or for the account of Producer fails at any time to conform to the Gas Quality Specifications, then Gatherer will have the right to immediately discontinue receipt of such non-conforming Gas so long as such Gas continues to be non-conforming. Producer agrees to undertake commercially reasonable measures to eliminate the cause of such non-conformance. If Producer fails to remedy such non-conformance, but such Gas conforms to all specifications other than hydrocarbon dew point and/or Gross Heating Value, then Gatherer agrees to (i) use commercially reasonable efforts to blend and commingle such Gas with other Gas in the Gathering System so that it meets the applicable specifications and (ii) if such Gas cannot be brought into compliance with such blending will continue to accept and redeliver such Gas to the Delivery Points that will accept such non-conforming Gas as long as (A) no harm is done to the Gathering System, (B) no harm is done to other shippers or their Gas, and (C) other shippers are not prevented from nominating Gas to their preferred Delivery Point. Producer agrees to be responsible for, and to defend, indemnify, release, and hold Gatherer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from non-conforming Gas delivered for or on account of Producer to the Gathering System, unless Gatherer has accepted receipts of such non-conforming Gas having actual knowledge of such nonconformity.

Section 10.3 Delivery Point Gas Quality Specifications. If Producer delivers Gas to Gatherer at the Receipt Points that meets the Gas Quality Specifications, Gatherer shall redeliver Delivery Point Gas to or for the account of Producer that meets the Gas Quality Specifications.

Section 10.4 Greenhouse Gas Emissions. Notwithstanding anything contained in this Agreement to the contrary, in the event there is an enactment of, or change in, any law after the Effective Date of this Agreement which, in Gatherer’s reasonable determination, results in (a) a Governmental Authority requiring Gatherer to hold or acquire emission allowances or their equivalent related to the carbon dioxide content or emissions or the greenhouse gas content or emissions attributable to Dedicated Gas and/or the gathering, or transportation of such Gas (collectively, “Producer’s GHG Emissions”) or (b) Gatherer incurring any costs or expenses attributable to Dedicated Gas, including any costs or expenses for disposal or treating of carbon dioxide attributable to such Gas, or any other additional economic burden being placed on Gatherer in connection with or related to Producer’s GHG Emissions, including any tax, assessment, or other cost or expense (collectively, “Emissions Charges”), then (i) Producer will use reasonable efforts to provide any required emissions allowances or their equivalent to Gatherer in a timely manner (and Producer shall indemnify and hold harmless Gatherer from against any Losses, including any expenses incurred by Gatherer in acquiring such allowances in the marketplace, arising out of the failure to so provide such allowances) and (ii) Producer shall be fully responsible for such Emissions Charges and shall reimburse Gatherer for any Emissions Charges paid by Gatherer within ten (10) Days of receipt of Gatherer’s invoice.

ARTICLE 11

MEASUREMENT EQUIPMENT AND PROCEDURES

Section 11.1 Equipment. Gatherer shall install, own, operate, and maintain Measurement Facilities to measure Gas at all the System Receipt Points and shall ensure that the relevant Downstream Pipeline installs, owns, operates, and maintains Measurement Facilities at the System Delivery Points (but downstream of any slug catcher) for Gas. Measurement Facilities at the Receipt Points shall meet current industry standards for custody transfer measurement. Producer shall have the right to install check Measurement Facilities at each Receipt Point, including the right to install check measurement equipment on Gatherer’s meter tubes and orifice unions.

Section 11.2 Gas Measurement Standards. The following standards shall apply to the measurement of Gas hereunder:

(a) Where measurement is by orifice meter, all fundamental constants, observations, records, and procedures involved in the determination and/or verification of the quantity and other characteristics of the Gas delivered hereunder shall be in accordance with the standards prescribed in the latest edition of A.G.A. Report No. 3 (ANSI/API 2530) “Orifice Metering of Natural Gas” with any revisions, amendments or supplements as may be mutually acceptable to Producer and Gatherer.

(b) Where measurement is by ultrasonic meter, all fundamental constants, observations, records, and procedures involved in the determination and/or verification of the quantity and other characteristics of the Gas delivered hereunder shall be in accordance with the standards prescribed in the latest edition of A.G.A. Report No. 9 “Measurement of Gas by Multi Path Ultrasonic Meters” with any revisions, amendments or supplements as may be mutually acceptable to Producer and Gatherer.

(c) The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be performed by Gatherer.

Section 11.3 Gas Measurement.

(a) The unit of volume for measurement of Gas delivered hereunder shall be one Mcf at a base temperature of 60 degrees Fahrenheit and at a pressure base of 14.73 psia without adjustment for water vapor content. It is agreed that for the purposes of measurement and computations hereunder, (i) the absolute atmospheric (barometric) pressure shall be assumed to be 14.40 Psia regardless of the actual elevation or location of the CDP above sea level or of a variation of barometric pressure from time to time and (ii) all measurements and testing performed hereunder shall all be made by Gatherer in accordance with applicable rules, regulations, and orders.

(b) The heating value and specific gravity of the gas shall be determined using chromatographic methods as often as required, using representative spot samples or continuous samplers as determined by Gatherer in accordance with standard industry practice, to reasonably assure accurate determinations, but at least twice per year. The tests shall determine the heating value and specific gravity to be used in computations in the measurement of natural gas received by Gatherer until the next regular test, or until changed by special test. In month in which the sample is collected the new gas quality will be applied to the start of the current measurement contract month. Gatherer shall procure or cause to be procured a sample of Gas at each System Delivery Point and analyze the samples by chromatographic analysis to determine the component content (mole percent), specific gravity, and the Gross Heating Value thereof. These determinations shall be made utilizing the following standards: (i) Gas Processors Association Obtaining Natural Gas Samples for Analysis by Gas, Publication No. 2166 as amended or supplemented from time to time and (ii) Gas Processors Association Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography, Publication No. 2161 as amended or supplemented from time to time, or (iii) any other tests that are mutually agreed by Producer and Gatherer.

(c) The temperature of Gas shall be determined by means of a recording thermometer recording the temperature of such Gas flowing through each measurement meter. The average temperature to the nearest one one-hundredth degree (0.01º) Fahrenheit, obtained while Gas is being delivered, will be the applicable flowing Gas temperature for the period under consideration.

(d) The deviation of the Gas from Ideal Gas Laws shall be determined in accordance with the A.G.A. Par Research Project NX-19 Report “Manual for the Determination of Supercompressibilty Factors for Natural Gas”, Reprinted 1976, if the composition of the Gas is such to render this procedure applicable. Orifice measurement will utilize the A.G.A. Report No. 8 gross characterization method II compressibility calculation.

(e) Physical constants required for making calculations hereunder shall be taken from the Gas Processors Association Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry, Publication No. 2145 as amended or supplemented from time to time. Physical constants for the hexanes and heavier hydrocarbons portion of hydrocarbon mixtures shall be assumed to be the same as the physical constants for hexane.

Section 11.4 Notice of Measurement Facilities Inspection and Calibration. Each of Producer and Gatherer shall give reasonable notice to the other in order that the other may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating or adjusting of Measurement Facilities used in measuring or checking the measurement of receipts or deliveries of Gas under this Agreement. The official electronic data from such Measurement

Facilities shall remain the property of the Measurement Facilities’ owner, but copies of such records shall, upon written request, be submitted, together with calculations and flow computer configurations therefrom, to the requesting Party for inspection and verification.

Section 11.5 Measurement Accuracy Verification.

(a) Gatherer shall calibrate meters as often as required, as determined by Gatherer in accordance with standard industry practices to reasonably assure accurate measurement, but at least twice per year. Calibrations of meters will be made in the presence of representatives of Producer, if Producer chooses to be represented. Orifice plate and tube inspection will be made at each meter calibration unless a facility shut-down is required, in which case the approval of both Parties shall be required.

(b) If, during any test of the Measuring Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate through each meter run in excess of two percent (2%) of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which is either known definitely or agreed to by Producer and Gatherer) and the total flow for the period redetermined in accordance with the provisions of Section 11.7. If the period of error condition cannot be determined or agreed upon between Producer and Gatherer, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the two percent (2%) error.

(c) If, during any test of any Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed two percent (2%) of the adjusted flow rate, all prior recordings and electronic flow computer data shall be considered to be accurate for quantity determination purpose.

Section 11.6 Special Tests. If Producer or Gatherer desires a special test (a test not scheduled by a Party under the provisions of Section 11.5) of any Measurement Facilities, seventy-two (72) hours advance notice shall be given to the other and both Producer and Gatherer shall cooperate to secure a prompt test of the accuracy of such equipment. If the Measurement Facilities tested are found to be within the range of accuracy set forth in Section 11.5(b), then the Party that requested the test shall pay the costs of such special test including any labor and transportation costs pertaining thereto. If the Measurement Facilities tested are found to be outside the range of accuracy set forth in Section 11.5(b), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 11.7.

Section 11.7 Metered Flow Rates in Error. If, for any reason, any Measurement Facilities are (i) out of adjustment, (ii) out of service, or (iii) out of repair and the total calculated flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 11.5, the total quantity of Gas delivered shall be determined in accordance with the first of the following methods which is feasible:

(a) By using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 11.5);

(b) Where multiple meter runs exist in series, by calculation using the registration of such meter run equipment; provided that they are measuring Gas from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering;

(c) By correcting the error by re-reading of the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(d) By estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

Section 11.8 Record Retention. The Party owning the Measurement Facilities shall retain and preserve all test data, charts, and similar records for any calendar year for a period of at least twenty-four (24) Months following the end of such calendar year unless applicable law or regulation requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.

Section 11.9 Access.

(a) Gatherer shall contract with a provider of monitoring services reasonably satisfactory to Producer (the “Monitoring Services Provider”) for remote monitoring of Gas Measurement Facilities, including monitoring of measurement data on an hourly (or more frequent) basis for flow rate, meter pressures, meter temperature, orifice diameter, Gross Heating Value, and composition for importation into production software reasonably satisfactory to Producer.

(b) Gatherer shall provide Producer 120 Days’ notice of any termination by Gatherer of its contract with any Monitoring Services Provider.

ARTICLE 12

NOTICES

Section 12.1 Notices. Unless otherwise provided herein, any notice, request, invoice, statement, or demand which any Party desires to serve upon any other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, or (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent via email; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day. Notwithstanding the foregoing, if a Party desires to serve upon another a notice of default under this Agreement, or if Producer desires to serve upon Gatherer and Producer a Connection Notice, the delivery of such notice shall be considered effective under this Section 12.1 only if delivered by any method set forth in items (i) through (iv) above. Any notice shall be given to the other Party or Parties at the following address, or to such other address as any Party shall designate by written notice to the others:

Producer:	RICE DRILLING B LLC 400 Woodcliff Drive Canonsburg, PA 15317

Attn: Jide Famuagun
Phone: 724-825-2600
Email: Jide.Famuagun@RiceEnergy.com

With copy to:	For gas control, nominations & balancing:
Attn: Greg Nichols
Phone: 724-531-4920
Email: Greg.Nichols@RiceEnergy.com

For accounting, financial, and legal:
Attn: Will Jordan
Phone: 832-708-3432
Email: Will.Jordan@RiceEnergy.com

Gatherer:	RICE MIDSTREAM PARTNERS LP 400 Woodcliff Drive Canonsburg, PA 15317

Attn: Mark Griffin Phone: 412-616-8871
Email: Mark.Griffin@RiceEnergy.com

For gas control, nominations & balancing:

Attn: Greg Nichols
Phone: 724-531-4920
Email: Greg.Nichols@RiceEnergy.com

For accounting, financial, and legal:

Attn: Will Jordan
Phone: 832-708-3432
Email: Will.Jordan@RiceEnergy.com

ARTICLE 13

PAYMENTS

Section 13.1 Invoices. Not later than the tenth (10th) Day following the end of each Month, Gatherer shall provide Producer with a detailed statement setting forth the quantity of Gas, in Dth, received by Gatherer at the Receipt Points in such Month, the quantity, in Dth, of Delivery Point Gas allocated to Producer, the quantity of Gas, in Dth, and the cost of electricity used as Fuel allocated to Producer in such Month, the quantity, in Dth, of Lost and Unaccounted For Gas for such Month, and the Gathering Fee and the Compression Fee with respect to such Month, together with measurement summaries and the amount of any Imbalances and all relevant supporting documentation, to the extent available on such tenth (10th) Day (with Gatherer being obligated to deliver any such supporting documentation that is not available on such tenth (10th) Day as soon as it becomes available). Producer shall make payment to Gatherer by the last Business Day of the Month in which such invoice is received. Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Gatherer to Producer in writing from time to time. If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Gatherer shall refund any amount of overcharge, and Producer shall pay any amount of undercharge, within thirty (30) Days after final determination thereof, provided, however, that no retroactive adjustment will be made beyond a period of twenty-four (24) Months from the date of a statement hereunder.

Section 13.2 Right to Suspend on Failure to Pay. If any undisputed amount due hereunder remains unpaid for sixty (60) Days after the due date, Gatherer shall have the right to suspend or discontinue Services hereunder until any such past due amount is paid.

Section 13.3 Audit Rights. Either Producer or Gatherer, on not less than thirty (30) Days prior written notice to the other, shall have the right, at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of twelve (12) consecutive Months, to audit the books and records of the other to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting Dedicated Gas and Delivery Point Gas hereunder and shall be limited to the twenty-four (24) Month period immediately prior to the Month in which the notice requesting an audit was given. All statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.

Section 13.4 Payment Disputes. In the event of any dispute with respect to any payment hereunder, Producer shall make timely payment of all undisputed amounts, and Gatherer and Producer will use good faith efforts to resolve the disputed amounts within sixty (60) Days following the original due date. Any amounts subsequently resolved shall be due and payable within ten (10) Days of such resolution.

Section 13.5 Interest on Late Payments. In the event that Producer shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue at an annual rate equal to ten percent (10%) from the date payment is due until the date payment is made.

Section 13.6 Excused Performance. Gatherer will not be required to perform or continue to perform services hereunder, and Producer shall not be obligated to deliver Dedicated Gas to the Gathering System in the event:

(a) the other Party has voluntarily filed for bankruptcy protection under any chapter of the United States Bankruptcy Code;

(b) the other Party is the subject of an involuntary petition of bankruptcy under any chapter of the United States Bankruptcy Code, and such involuntary petition has not been settled or otherwise dismissed within ninety (90) Days of such filing; or

(c) the other Party otherwise becomes insolvent, whether by an inability to meet its debts as they come due in the ordinary course of business or because its liabilities exceed its assets on a balance sheet test; and/or however such insolvency may otherwise be evidenced.

ARTICLE 14

FORCE MAJEURE

Section 14.1 Suspension of Obligations. In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Parties promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.

Section 14.2 Definition of Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming relief and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accident to wells, machinery, equipment or lines of pipe, the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe, inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, rights of way, or government authorizations, any action or restraint by any Governmental Authority (so long as the Party claiming relief has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with applicable laws, rules, regulations, or orders).

Section 14.3 Settlement of Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party affected thereby, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party affected thereby.

Section 14.4 Payments for Gas Delivered. Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Producer’s obligation to make payment for quantities of Gas delivered prior to such event of Force Majeure.

ARTICLE 15

INDEMNIFICATION

Section 15.1 Gatherer. Subject to the terms of this Agreement, including Section 18.8, Gatherer shall release, indemnify, defend, and hold harmless Producer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Gatherer and (ii) any breach of this agreement by Gatherer.

Section 15.2 Producer. Subject to the terms of this Agreement, including Section 18.8, Producer shall release, indemnify, defend, and hold harmless Gatherer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Producer and (ii) any breach of this agreement by Producer.

ARTICLE 16

CUSTODY AND TITLE

Section 16.1 Custody. As among the Parties, (i) Producer shall be in custody, control and possession of Dedicated Gas hereunder until such Gas is delivered to the Receipt Points, and (ii) Producer shall be in custody, control and possession of Dedicated Gas after it is delivered to Producer at the Delivery Points, including any portion of any Delivery Point Gas which accumulates as liquids. As among the Parties, Gatherer shall be in custody, control and possession of all Gas in the Gathering System at all other times, including any portion thereof which accumulates as liquids. The Party having custody and control of Gas under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Parties and their respective Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Gas when such Gas is in its custody and control, including losses resulting from any negligent acts or omissions of any indemnified party, but excluding any losses to the extent caused by or arising out of the negligence, gross negligence, or willful misconduct of the indemnified party.

Section 16.2 Producer Warranty. Producer represents and warrants that it owns, or has the right to deliver to the Gathering System, all Gas delivered under this Agreement. If the title to Gas delivered by Producer hereunder is disputed or is involved in any legal action, Gatherer shall have the right to cease receiving such Gas, to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute, or until Producer furnishes, or causes to be furnished, indemnification to save Gatherer harmless from all claims arising out of the dispute or action, with surety acceptable to Gatherer. Producer hereby indemnifies Gatherer against and holds Gatherer harmless from any and all claims and losses arising out of or related to any liens, encumbrances, or adverse claims on any of Producer’s Gas delivered to the Receipt Points.

Section 16.3 Title. Title to all Gas delivered under this Agreement, including all constituents thereof, shall remain with and in Producer or its customers at all times; provided, however, title to Gas used as Fuel and Lost and Unaccounted For Gas shall pass from Producer or its customer to Gatherer immediately downstream of the Receipt Point. Title to Pipeline Drip that is recovered from Producer’s Gas in the Gathering System pass to Gatherer. Title to water (i) that is removed from Producer’s Gas in Gatherer’s dehydration facilities shall pass to Gatherer immediately downstream of the point of recovery, and (ii) that condenses from Producer’s Gas in the Gathering System shall pass to Gatherer immediately downstream of the Receipt Point.

ARTICLE 17

TAXES; ROYALTIES

Section 17.1 Taxes. Producer shall pay or cause to be paid and agrees to hold Gatherer harmless as to the payment of all excise, gross production, severance, sales, occupation and all other Taxes, charges or impositions of every kind and character required by statute or by order of Governmental Authorities and levied against or with respect to Gas of Producer or any Rice Subsidiary, Delivery Point Gas or the Services provided under this Agreement. Gatherer shall not become liable for such Taxes, unless designated to remit those Taxes on behalf of Producer by any duly constituted jurisdictional agency having authority to impose such obligations on Gatherer, in which event the amount of such Taxes remitted on Producer’s behalf shall be (i) reimbursed by Producer upon receipt of invoice, with corresponding documentation from Gatherer setting forth such payments, or (ii) deducted from amounts otherwise due Producer under this Agreement. Gatherer shall pay or cause to be paid all Taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to the Gathering System. No Party shall be responsible nor liable for any Taxes or other statutory charges levied or assessed against the facilities of any other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party.

Section 17.2 Royalties. As among the Parties, Producer shall have the sole and exclusive obligation and liability for the payment of all Persons due any proceeds derived from Dedicated Gas or Delivery Point Gas (including all constituents and products thereof) delivered under this Agreement, including royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds. In no event will Gatherer have any obligation to those Persons due any of those proceeds of production attributable to any such Gas (including all constituents and products thereof) delivered under this Agreement. Although Producer shall retain title to Gas as provided in this Section 17.2, Gatherer shall have the right to commingle Gas delivered by Producer with Third Party Gas.

ARTICLE 18

MISCELLANEOUS

Section 18.1 Rights. The failure of any Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 18.2 Applicable Laws. This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement. The Parties hereby agree that, if (i) Gatherer’s facilities, or any part thereof, or the rates or terms and conditions of the Services become subject to regulation by the Federal Energy Regulatory Commission, or any successor agency thereto (“FERC”), or any other Governmental Authority, (ii) Gatherer becomes obligated by FERC or any other Governmental Authority to provide Services or any portion thereof on an open access, nondiscriminatory basis as a result of Gatherer’s execution, performance or continued performance of this Agreement or (iii) FERC or any other Governmental Authority seeks to modify any rates under, or terms or conditions of, this Agreement, then:

(a) to the maximum extent permitted by law, it is the intent of the Parties that the rates and terms and conditions established by the FERC or such Governmental Authority having jurisdiction shall not alter the rates or terms and conditions set forth in this Agreement, and the Parties agree to vigorously defend and support in good faith the enforceability of the rates and terms and conditions of this Agreement;

(b) in the event that FERC or such Governmental Authority having jurisdiction modifies the rates or terms and conditions set forth in this Agreement, the Parties hereby agree to negotiate in good faith to enter into such amendments to this Agreement and/or a separate arrangement in order to give effect, to the greatest extent possible, to the rates and other terms and conditions set forth herein; and

(c) in the event that the Parties are not successful in accomplishing the objectives set forth in (a) or (b) above such that the Parties are in substantially the same economic position as they were prior to any such regulation, then either Party may terminate this Agreement upon the delivery of written notice of termination to the other Party.

Section 18.3 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes among any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the City and County of Washington,

Pennsylvania, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

Section 18.4 Successors and Assigns.

(a) This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set forth in Section 18.4(b) and Section 18.4(c), no Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Parties, and any assignment or attempted assignment made otherwise than in accordance with this Section 18.4 shall be null and void ab initio.

(b) Notwithstanding the foregoing clause (a), Gatherer may perform all services under this Agreement itself using its own gathering, compression, and other facilities and/or perform any or all such services through third parties, in which case references herein to the Gathering System shall be deemed to be references to such facilities of the relevant third party.

(c) Notwithstanding the foregoing clause (a):

(i) Gatherer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Producer if such assignment is made to any Person to which the Gathering System or any part thereof has been or will be transferred that assumes in writing all of Gatherer’s obligations hereunder (if applicable, to the extent that part of the Gathering System being transferred to such Person) and is (A) an Affiliate of Gatherer or (B) a Person to which the Gathering System has been or will be transferred who (1) hires (or retains, as applicable) operating personnel who are then operating the Gathering System (or has similarly experienced operating personnel itself), (2) has operated for at least two (2) years prior to such assignment systems similar to the Gathering System, or (3) contracts for the operation of the Gathering System with another Person that satisfies either of the foregoing conditions (1) or (2) in this clause (B), provided in the case of an assignment pursuant to this clause (B), the assignee has creditworthiness as reasonably determined by Producer that is equal to the higher of Gatherer’s creditworthiness as of the Effective Date and Gatherer’s creditworthiness as of the date of the assignment.

(ii) Gatherer shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Gatherer.

(iii) Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person to which it sells, assigns, or otherwise transfers all or any portion of the Dedicated Properties and who (A) who assumes in writing all of Producer’s obligations hereunder

(if applicable, to the extent of the Dedicated Properties being transferred to such Person) and (B) whose credit rating is equal to or greater than the greater of Producer’s credit rating as of the Effective Date and Producer’s credit rating as of the date of the assignment.

(d) Upon an assignment by Gatherer in accordance with Section 18.4(c)(i)(B) Gatherer shall be released from its obligations under this Agreement to the extent of such assignment. Upon an assignment by Producer in accordance with Section 18.4(c)(ii), Producer shall be released from its obligations under this Agreement to the extent of such assignment.

Section 18.5 Severability. If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 18.6 Confidentiality.

(a) Confidentiality. Except as otherwise provided in this Section 18.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by another Party or obtained by it in the performance of this Agreement and relating to another Party’s business (including Development Plans, Gathering System Plans, and all data relating to the production of Producer, including well data, production volumes, volumes gathered, transported, or compressed, and gas quality) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the disclosing Party.

(b) Permitted Disclosures. Notwithstanding Section 18.6(a) disclosures of any Confidential Information may be made by any Party (i) to the extent necessary for such Party to enforce its rights hereunder against another Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third person agrees in writing to be bound by the terms of this Section 18.6; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 18.6(b), or (viii) except for information disclosed pursuant to Article 3 of this Agreement, to a royalty, overriding royalty, net profits or similar owner burdening Dedicated Gas, provided such royalty, overriding royalty, net profits or similar owner agrees in writing to be bound by the terms of this Section 18.6.

(c) Notification. If a Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 18.6(b)(ii) or (iii), it shall so notify in writing the disclosing Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

(d) Party Responsibility. Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 18.6.

(e) Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 18.6, the Party desiring to make such public announcement or statement shall provide the other Parties with a copy of the proposed announcement or statement prior to the intended release date of such announcement. The other Parties shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by all Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Parties to the text of a public announcement or statement. Nothing contained in this Section 18.6 shall be construed to require any Party to obtain approval of any other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by applicable law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(f) Survival. The provisions of this Section 18.6 shall survive any expiration or termination of this Agreement; provided that other than with respect to information disclosed pursuant to Article 3, as to which such provisions shall survive indefinitely, such provisions shall survive only a period of one (1) year.

Section 18.7 Entire Agreement, Amendments and Waiver. This Agreement, including all exhibits hereto, integrates the entire understanding among the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement. No waiver by a Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 18.8 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR

EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO A THIRD PARTY FOR WHICH A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.

Section 18.9 Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 18.10 Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

Section 18.11 No Partnership. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to any Party.

Section 18.12 Rules of Construction. In construing this Agreement, the following principles shall be followed:

(a) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d) the plural shall be deemed to include the singular and vice versa, as applicable; and

(e) references to Section shall be references to Sections of this Agreement.

Section 18.13 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

Section 18.14 Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 18.15 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

Section 18.16 Memorandum of Agreement. Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in the form of Exhibit F attached hereto (as modified, including by the addition of any required property descriptions, required by local law and practice to put such Memorandum of record and put third parties on notice of this Agreement), which shall be placed of record in each state and county in which the currently-existing Dedicated Properties are located. Further such memoranda shall be executed and delivered by Producer as Gatherer from time to time requests to evidence the dedication of additional areas or Interests under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

RICE DRILLING B LLC

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Chief Executive Officer

RICE MIDSTREAM PARTNERS LP

By:	RICE MIDSTREAM MANAGEMENT LLC, its General Partner

	By:	/s/ Rob Wingo
Rob Wingo
Chief Operating Officer

Executed solely to evidence its obligations under Section 2.5:

ALPHA SHALE RESOURCES LP

By:	ALPHA SHALE HOLDINGS LLC, its General Partner

	By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Chief Executive Officer

Gathering and Compression Agreement

Signature Page

EXHIBIT A

CHAMPION ACREAGE

[attached]

Exhibit A – Page 1

COLUMBIANA
HANCOCK
BEAVER
JEFFERSON
ALLEGHENY
BROOKE
WASHINGTON
WESTMORELAND
OHIO
MARSHALL
GREENE
FAYETTE
N
S
E
W
Sources: Esri, HERE, DeLorme, USGS, Intermap, increment P Corp., NRCAN, Esri Japan, METI, Esri China (Hong Kong), Esri (Thailand), TomTom, MapmyIndia, © OpenStreetMap contributors, and the GIS User Community

Rice Midstream Partners LP
400 Woodcliff Dr.
Canonsburg, PA 15317

RICE ENERGY

Exhibit A

Champion Acreage

Created By: zachary.schmitt

Date: 12/20/2014

Legend

Champion Acreage

County Boundary

0 2.5 5 10 Miles

Exhibit A – Page 2

EXHIBIT B

DELIVERY POINTS

System Name	Delivery Point Name	Downstream Pipeline	In-Service Date	Maximum Daily Quantity (Dth/Day)
Mojo	Mojo	TCO	Effective Date	25,000

AGS	California	DTI	Effective Date	150,000
	High Noon	TETCO		300,000*

Denex East	Shotski	EQT	Effective Date	125,000
	Jaybird	EQT	Effective Date	125,000
	Lusk	DTI	Effective Date	75,000
	High Noon	TETCO	Effective Date	300,000*

Denex West	Brova	EQT	Effective Date	60,000
	Kryptonite	TCO	Effective Date	200,000

ASR	Steinmiller	DTI	Effective Date	130,000
	Tau	TCO	Effective Date	60,000
	Upsilon	TCO	Effective Date	130,000
	TETCO connect	TETCO	12/1/2015	200,000**

Whipkey	Whipkey	NFG	Effective Date	30,000
	TETCO connect	TETCO	12/1/20015	200,000**

*	High Noon Delivery Point Maximum Daily Quantity in aggregate for Denex East and AGS is 300,000 Dth/Day
**	TETCO Connect Delivery Point Maximum Daily Quantity in aggregate for ASR and Whipkey is 200,000 Dth/Day

Exhibit B – Page 1

EXHIBIT C

GATHERING SYSTEM

[attached]

Exhibit C – Page 1

ALLEGHENY
BROOKE
WASHINGTON
WESTMORELAND
OHIO
FAYETTE
GREENE
MARSHALL
WETZEL
Sources: Esri, DeLorme, NAVTEQ, USGS, Intermap, iPC, NRCAN, Esri Japan, METI, Esri China (Hong Kong), Esri (Thailand), TomTom, 2013
Rice Midstream Partners LP
400 Woodcliff Dr.
Canonsburg, PA 15317
RICE ENERGY
Exhibit C
Gathering System
Created By: zachary.schmitt
Date: 12/20/2014
System Receipt Point
System Delivery Point
System Compressor Station
Constructing System Segments
Existing System Segments
Downstream Pipelines
Five Mile Perimeter
0 1.25 2.5 5
Miles

Exhibit C – Page 2

EXHIBIT D

CONFLICTING DEDICATIONS

Anchor Shipper Gas Gathering Agreement for Marcellus, by and between Rice Drilling B LLC and Appalachia Midstream Services, L.L.C, covering the area highlighted in the attached map.

Exhibit D – Page 1

JEFFERSON
BROOKE
OHIO
WASHINGTON
MARSHALL
GREENE
FAYETTE
WETZEL
MONONGALIA
MARION
MARION

Rice Midstream Partners LP
400 Woodcliff Dr
Canonsburg, PA 15317

Exhibit D

Conflicting Dedication

Created By: zachary.schmitt Date: 12/20/2014

Conflicting Dedication

County Boundary

0 1.25 2.5 5 Miles

Exhibit D – Page 2

EXHIBIT E

FORM OF CONNECTION NOTICE

Rice Midstream Partners LP

400 Woodcliff Drive

Canonsburg, PA 15317

Re:	Gas Gathering and Compression Agreement dated December 22, 2014, among Rice Drilling B LLC, and Rice Midstream Partners LP (the “Gathering Agreement”)

Ladies and Gentlemen:

This is a Connection Notice for purposes of the Gathering Agreement. Capitalized terms used but not defined in this Connection Notice have the meanings given such terms in the Gathering Agreement.

Gatherer is hereby notified that Producer is planning to drill and complete the following Planned Well at the stated Well Pad by the Target Completion Date, in each case as set forth below:

Planned Well	Well Pad	Target Completion Date

Very truly yours,

RICE DRILLING B LLC

By:
Name:
Title:

Exhibit E – Page 1

EXHIBIT F

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF GAS GATHERING AGREEMENT (this “Memorandum”) is entered into effective [                    ] (the “Effective Date”), by and between RICE DRILLING B LLC (“Producer”), with an address of 400 Woodcliff Drive, Canonsburg, PA 15317, ALPHA SHALE RESOURCES LLC (“Alpha Shale”), a wholly-owned subsidiary of Producer, with an address of 400 Woodcliff Drive, Canonsburg, PA 15317, and RICE MIDSTREAM PARTNERS LP, with an address of 400 Woodcliff Drive, Canonsburg, PA 15317 (“Gatherer”).

WHEREAS, Producer, Gatherer, and (for the limited purposes specified therein) Alpha Shale entered into that certain Gas Gathering and Compression Agreement effective December 22, 2014 (the “Agreement”), pursuant to which Gatherer will provide certain gathering and other services as therein set forth;

WHEREAS, any capitalized term used, but not defined, in this Memorandum shall have the meaning ascribed to such term in the Agreement; and

WHEREAS, the Parties desire to file this Memorandum of record in the real property records of Washington and Greene Counties, Pennsylvania, excepting only the area known as the Champion Acreage described on Attachment 1 hereto (the “Dedication Area”), to give notice of the existence of the Agreement and certain provisions contained therein;

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Notice. Notice is hereby given of the existence of the Agreement and all of its terms, covenants and conditions to the same extent as if the Agreement was fully set forth herein. Certain provisions of the Agreement are summarized in Sections 2 through 3 below.

2. Dedication. Subject to the exceptions, exclusions, and reservations set forth in the Agreement and the other terms and conditions of the Agreement, (a) Producer has exclusively dedicated and committed to deliver to Gatherer, as and when produced, all Gas produced on or after the date of the Agreement that is attributable to the Interests now owned or hereafter acquired by Producer or Alpha Shale and located wholly within Washington and Greene Counties, Pennsylvania, excepting only the area known as the Champion Acreage described on Attachment 1 hereto (the “Dedication Area”), or pooled, unitized or communitized with Interests located wholly within the Dedication Area (the “Dedicated Properties”), together with all Gas attributable to third parties that is produced from a Well located on the Dedicated Properties, which Gas Producer or Alpha Shale has the right to control and deliver for gathering (“Dedicated Gas”), for gathering through the Gathering System under the Agreement, and (b) Producer agrees not to, and agrees to cause Alpha Shale not to, deliver any Dedicated Gas to any other gathering system (the foregoing dedication and commitment being herein referred to as the “Dedication”).

Exhibit F – Page 1

3. Covenant Running with the Land. So long as the Agreement is in effect, Dedication shall be a covenant running with the land and, subject to the exceptions and reservations set forth in the Agreement, Producer shall not, and shall not permit Alpha Shale to, sell, assign, convey, or otherwise transfer, including pursuant to an exchange or farm-out, any or all of its interest in any Dedicated Property unless (1) Producer obtains and delivers to Gatherer a written acknowledgment by the Person to which such sale, assignment, conveyance, or other transfer is made in favor of Gatherer acknowledging that such Dedicated Property shall remain subject to the Agreement in all respects and (2) each instrument of conveyance expressly so states.

4. Commitment of Alpha Shale. Alpha Shale agrees to be bound by and to comply with each agreement and commitment made by Producer under this Memorandum with respect to Alpha Shale’s Dedicated Properties in the Dedication Area and all Dedicated Gas produced therefrom.

5. No Amendment to Agreement. This Memorandum is executed and recorded solely for the purpose of giving notice and shall not amend nor modify the Agreement in any way.

[remainder of page intentionally left blank]

Exhibit F – Page 2

IN WITNESS WHEREOF, this Memorandum has been signed by or on behalf of each of the Parties as of the Day first above written.

RICE DRILLING B LLC

By:
Name:
Title:

ALPHA SHALE RESOURCES LP

By:	ALPHA SHALE HOLDINGS, its General Partner

By:
Name:
Title:

RICE MIDSTREAM PARTNERS LP

By:	RICE MIDSTREAM MANAGEMENT LLC, its General Partner

By:
Name:
Title:

Exhibit F – Page 3

ACKNOWLEDGEMENTS

STATE OF PENNSYLVANIA	§
§
COUNTY OF WASHINGTON	§

The foregoing instrument was acknowledged before me on the      Day of             , 20[    ], by [                    ], [                    ] of Rice Drilling B LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

STATE OF PENNSYLVANIA	§
§
COUNTY OF WASHINGTON	§

The foregoing instrument was acknowledged before me on the      day of             , 20    , by [                    ], [                    ] of Alpha Shale Holdings, LLC, a Delaware limited liability company, as general partner of Alpha Shale Resources LP, a Delaware limited partnership, on behalf of said limited liability company, as general partner of such limited partnership.

Notary Public in and for

Printed or Typed Name of Notary

Exhibit F – Page 4

STATE OF PENNSYLVANIA	§
§
COUNTY OF WASHINGTON	§

The foregoing instrument was acknowledged before me on the      day of             , 20    , by [                    ], [                    ] of Rice Midstream Management LLC, a Delaware limited liability company, as general partner of Rice Midstream Partners LP, a Delaware limited partnership, on behalf of said limited liability company, as general partner of such limited partnership.

Notary Public in and for

Printed or Typed Name of Notary

Exhibit F – Page 5

Attachment 1

CHAMPION ACREAGE

Attachment 1 – Page 1